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Investor Relations                                                      Media Relations
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John Calhoun, MD, MBA                                                   Susan W. Specht, MBA
Director, Corporate Communications & Investor Relations                 Associate Director, Corporate Communications
(206) 442-6744                                                          (206) 442-6592
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FOR IMMEDIATE RELEASE

     ZymoGenetics Establishes Global Collaboration with Bayer HealthCare for
        Development and Commercialization of Recombinant Human Thrombin

          - ZymoGenetics to receive up to $198 million plus royalties, including up to $70 million in 2007 -

  - Bayer HealthCare acquires product rights in all markets outside the U.S. -

 - Bayer HealthCare to support rThrombin sales efforts in U.S. for three years -

            - ZymoGenetics to host conference call Tuesday, June 19
                          at 8:30 a.m. Eastern Time -

Seattle, June 19, 2007 -- ZymoGenetics, Inc. (NASDAQ: ZGEN) announced today it has entered into multi-year, domestic and global license and collaboration agreements with Bayer HealthCare (NYSE: BAY) to maximize the potential of ZymoGenetics' most advanced product candidate, recombinant human thrombin (rThrombin). ZymoGenetics retains U.S. product rights. As part of a co-promotion agreement, Bayer HealthCare will contribute its sales and marketing expertise for the first three years following product launch, with the expectation that the two firms will maximize penetration of the product into the U.S. market.

Bayer HealthCare will commercialize rThrombin in all countries outside the United States, leveraging the company's strong commercial presence in these markets. Bayer HealthCare will be responsible for any required clinical trials and securing regulatory approvals and commercializing the product in all countries outside the United States.

"We're delighted to have Bayer HealthCare as our partner for launching and commercializing rThrombin," stated Bruce L.A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics. "With their history of successfully marketing blood clotting factors and hospital-based products, Bayer HealthCare has the capability and commitment to build the long-term value of rThrombin in Europe and other rapidly growing health care markets around the world. By combining our sales force with Bayer HealthCare's experienced sales force in the U.S., we hope to accelerate the switch to rThrombin."
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In 2007, ZymoGenetics expects to receive $70 million from Bayer HealthCare, including a $30 million upfront payment and a $40 million milestone payment due upon approval of rThrombin in the U.S. ZymoGenetics is eligible to receive up to $128 million in additional development and sales-based milestones over the course of the agreement.

"rThrombin has strong clinical data and considerable near-term revenue potential for our hematology and surgical hemostasis business," said Arthur Higgins, chairman of the Executive Committee for Bayer HealthCare LLC. "This product is an attractive addition to our growing specialty pharmaceutical portfolio. Our partnership with ZymoGenetics demonstrates Bayer's continued focus on working collaboratively with innovative biotechnology companies to develop and commercialize novel protein therapeutics."

In the United States, Bayer HealthCare will co-promote rThrombin with ZymoGenetics for a three-year period beginning at launch. Bayer HealthCare will leverage its strong surgery-focused field force of sales representatives and medical science liaisons for the co-promotion effort, aimed toward establishing a significant U.S. market share as well as expanding the size of the U.S. thrombin market. ZymoGenetics will compensate Bayer HealthCare for its efforts in the U.S. by paying a tiered commission of up to 20% on U.S. sales and up to $20 million in sales bonus payments upon achievement of certain U.S. sales levels. For two years following the end of the co-promotion period, ZymoGenetics will pay Bayer HealthCare a sales commission at a reduced rate, subject to an annual maximum.

For all sales outside the U.S., Bayer HealthCare will pay ZymoGenetics milestone payments and tiered royalties based on annual sales levels. Bayer HealthCare will retain rights to market rThrombin outside the United States indefinitely.

About rThrombin
ZymoGenetics is developing rThrombin, a recombinant form of human thrombin that is not derived from animal or human blood, as an aid to controlling bleeding during surgery. Thrombin is used in more than 1 million surgeries each year in the United States. Currently, only thrombin derived from bovine blood is available in the U.S. as a stand-alone thrombin product. Bovine-derived thrombin has been associated with the development of antibodies that may cross-react with human blood proteins and in some cases these antibodies appear to be related to serious bleeding complications. The production of recombinant proteins is not dependent on the availability of blood from animals or human donors and can be scaled-up to meet market demand. ZymoGenetics has received notification of the acceptance of its Biologics License Application by the FDA, with an anticipated response (PDUFA) date of October 18, 2007.

Conference Call and Live Webcast Information
ZymoGenetics' senior management will host a conference call and live webcast on June 19, 2007 at 8:30 a.m. Eastern Time. Interested parties should go to www.zymogenetics.com (in the Investor Relations-Events section) or dial 877-407-0782 (International: 201-689-8567) approximately 10 minutes prior to the scheduled start time for registration. The conference call and live webcast will be archived for 30 days.

For replay, please visit www.zymogenetics.com or use the following information:
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      o     U.S. callers: 877-660-6853
      o     International callers: 201-612-7415

Replay passcodes: account #: 286 and conference ID #: 246029

About ZymoGenetics

ZymoGenetics creates novel protein drugs with the potential to significantly help patients fight their diseases. The Company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These candidates span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

Bayer HealthCare AG

Bayer HealthCare, a subsidiary of Bayer AG, is one of the world's leading, innovative companies in the healthcare and medical products industry and is based in Leverkusen Germany. The company combines the global activities of the Animal Health, Consumer Care, Diabetes Care and Pharmaceuticals divisions. The pharmaceuticals business operates under the name Bayer Schering Pharma and as Bayer HealthCare Pharmaceuticals in the US and Canada. Bayer HealthCare's aim is to discover and manufacture products that will improve human and animal health worldwide.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2006. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.